Exhibit 4(g)


    Amendment renewing the IMMUNITY AGREEMENT entered into January 25, 1994 between Motorola, Inc. and ASE, Incorporated

Motorola Inc. and ASE, Incorporated agree to amend the above-identified IMMUNITY AGREEMENT as follows:

     In Section 1.4, line 6, replace "integrated circuit device" with "INTEGRATED CIRCUIT STRUCTURE or STRUCTURES".

2. In Section 1.7, replace "the date of the last signature hereto." with "January 1, 2003."

3.   In Section 4.1, line 2, replace "2002" with "2010".

4.   *

5.   Delete Section 4.1.2.

6.   In Section 5.1, line 2, replace "2002" with "2010".

7. In Section 5.6, lines 3-7, remove ", except to a successor in ownership of all or substantially all of the assets of the assigning party. Such successor, before such assignment or transfer is effective, shall expressly assume in writing to the other party the performance of all of the terms and conditions of this Agreement to be performed by the assigning party".

8.   Renumber Section "6.9" to "6.10".

9.   Renumber Section "6.9.1" to "6.10.1".

10.  Renumber Section "6.9.2" to "6.10.2".

11.  Renumber Section "6.9.3" to "6.10.3".

12. After Section 6.8, add new Sections 6.9 and 6.9.1-6.9.6 as indicated below:

     6.9 The parties shall have the right to disclose the existence of this Agreement. The parties hereto, however, shall keep the terms of the Agreement confidential and shall not now or hereafter divulge any part thereof to any third party except:

          6.9.1 with the prior written consent of the other party; or

          6.9.2 to any governmental body having jurisdiction to request and to read the same; or

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*Certain information on this page has been omitted and filed separately with the
Commission. Confidential treatment has been requested with respect to the omitted portions.

       Amendment renewing the IMMUNITY AGREEMENT entered into January 25,
               1994 between Motorola, Inc. and ASE, Incorporated

          6.9.3 as otherwise may be required by law or legal processes; or

          6.9.4 to legal counsel representing either party.

          6.9.5 Notwithstanding the above, no disclosure of this Agreement shall be made pursuant to Section 6.9.2 or 6.9.3 without the disclosing party first giving the other party reasonable prior notice of such intended disclosure so as to allow the other party sufficient time to seek a protective order or otherwise assure the confidentiality of this Agreement as that other party shall deem appropriate.

          6.9.6 Notwithstanding anything to the contrary herein, the provisions of this Section 6.9 shall survive termination of this Agreement and continue in perpetuity.

All other terms and conditions of the above-identified IMMUNITY AGREEMENT remain the same.

Indicating their agreement to the foregoing, the parties have hereto executed this Agreement in duplicate.



Motorola, Inc.                             ASE, Incorporated


By: /s/ Paul Reidy                         By: /s/ John Nickelsen
    -----------------------------------        ---------------------------------
    Title:  DIRECTOR, IP LICENSING             Title:  Vice President of Sales
    Date:   3/18/03                            Date:   3/12/03


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